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                                                                       EXHIBIT 5

OCCIDENTAL LETTERHEAD

                                          December 18, 1995

Occidental Petroleum Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024

     Re:  Occidental Petroleum Corporation
          Registration Statement on Form S-4
          ----------------------------------

Ladies and Gentlemen:

     I am an Associate General Counsel of Occidental Petroleum Corporation, a Delaware corporation ("Occidental"), and have acted as counsel to Occidental in connection with the preparation of the above-referenced Registration Statement on Form S-4, filed by Occidental with the Securities and Exchange Commission (the "Commission") on December 18, 1995 (the "Registration Statement"). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,200,000 shares (plus such additional number of shares as may be issued upon the redemption of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of INDSPEC Holding Corporation, a Delaware corporation ("INDSPEC"), pursuant to the INDSPEC Charter (as defined below)) (the "Shares") of Common Stock, par value $.20 per share, of Occidental. The Registration Statement also covers the rights (the "Rights") initially to purchase units (the "Units"), each Unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, of Occidental, which Rights will be issued with, and initially attached to and traded with, the Shares. The Rights will be issued pursuant to the Rights Agreement, dated as of October 17, 1986, between Occidental and Chemical Bank as successor Rights Agent (the "Rights Agreement").

     The Shares and Rights attached thereto are to be transferred to the holders of Class A Common Stock of INDSPEC in the event of the redemption of the Class A Common Stock under INDSPEC's Amended and Restated Certificate of Incorporation (the "INDSPEC Charter").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such records of Occidental and all such agreements, certificates of public officials, certificates of officers or other representatives of Occidental and others and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation, (i) the Registration Statement (together with the form of proxy statement/prospectus forming a part thereof), (ii) the Restated Certificate of Incorporation and By-laws of Occidental, as amended to date,
(iii) copies of certain resolutions adopted by the Board of Directors of Occidental, relating to the filing of the Registration Statement and any amendments or supplements thereto, and the issuance of the Shares and the Rights attached thereto and related matters, (iv) the Rights Agreement, (v) the INDSPEC Charter and (vi) the Enabling Agreement, dated as of November 10, 1995, between Occidental and INDSPEC (the "Enabling Agreement"). At a meeting of the Board of Directors of Occidental relating to the adoption of the Rights Agreement, the Board of Directors was advised on a number of questions of Delaware law, including that there is no direct judicial precedent in Delaware regarding an identical form of rights agreement. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed
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Occidental Petroleum Corporation
December 18, 1995

herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of Occidental and others.

     I am a member of the California and New York Bars and for purposes of this opinion do not hold myself out as an expert on, nor do I express any opinion as to, the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, I am of the opinion that:

          1. The Shares (for purposes of this paragraph 1, excluding the Rights), when the Special Pricing Committee of the Board of Directors of Occidental has taken any further actions required to authorize the issuance of the Shares, and when certificates therefor shall have been duly authenticated and delivered against payment therefor, as contemplated by the Enabling Agreement, will be validly issued, fully paid and nonassessable.

          2. When (a) the Rights are issued in accordance with the Rights agreement and (b) certificates for the shares of Common Stock to which the Rights are attached have been duly authenticated and delivered, such Rights will be validly issued.

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent. I hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. I also consent to the reference to me under the heading "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.



                                          Very truly yours,


                                          ROBERT E. SAWYER
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